Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tennant Company:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tennant Company of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2009 and 2008, the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Tennant Company.

/s/ KPMG LLP

KPMG LLP

Minneapolis, Minnesota

April 28, 2010